PARKERVISION CLOSES $3 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Jacksonville, Fla., July 7, 2016 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”), a developer and marketer of semiconductor technology solutions for wireless applications, today announced the closing of a sale, in a private placement transaction, of 1,090,909 shares of common stock at a purchase price of $2.75 per share for total gross proceeds of approximately $3 million.  The shares were sold to an accredited investor (“Investor”) under a securities purchase agreement signed on July 6, 2016.

The securities purchase agreement contains customary representations and warranties and covenants of ParkerVision and the Investor. The shares were offered and sold solely to the Investor on a private placement basis. ParkerVision will register the shares purchased by the Investor under the Securities Act of 1933, as amended (“Securities Act”) for resale by the Investor. ParkerVision has committed to file the registration statement by the 20th calendar day following the closing of the sale of the shares.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS) acted as placement agent in connection with the offering.

The shares being offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2015 and the Form 10-Q for the quarter ended March 31, 2016. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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